N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of May 31st 2016

Fund	Name of Person	Ownership % of Series
Columbia Select Smaller-Cap Value Fund	American Enterprise Investment Services	26.91%
Active Portfolio Multi-Manager Value Fund	American Enterprise Investment Services	100.00%
Columbia Mortgage Opportunities Fund	JPMCB NA Cust for Active Portfolios Multi-Manager Total Return Bond	28.42%

As of December 1st 2015

Fund	Name of Person	Ownership % of Series